Exhibit 10.3

RELEASE AND SEVERANCE AGREEMENT

This RELEASE AND SEVERANCE AGREEMENT is made and entered into this 9 day of May, 2007, by and between John O’Neill (“Employee”) and Environmental Power Corporation (together with its former, current and future parents, agents, officers, directors, employees, successors, predecessors, and affiliated companies, the “Company”).

For good and valuable consideration, including the covenants hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, Employee and the Company agree as follows:

DEFINITIONS

As used in this Agreement:

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.

“Common Stock” means the Company’s common stock, $0.01 par value per share.

“Competing Business” means a business that competes in the Territory with the Company’s subsidiary Microgy Holdings, L.L.C., Microgy, Inc., or their affiliates engaged in the business of producing biogas and/or renewable natural gas via anaerobic digestion from animal and other waste.

“Initial Amount” has the meaning set forth in Exhibit A.

“Offer Letter” means the letter dated June 29, 2005, by which the Company offered employment to Employee.

“Options”, “Vested Options” and “Unvested Options” have the meaning set forth in Exhibit A.

“Proprietary Information” means, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by Employee in the course of his service as an employee of the Company.

“Releasees” means the Company and its affiliated corporations of any nature, each of their agents, directors, officers, employees, representatives, attorneys, predecessors, successors, heirs, executors, administrators and assigns, and all persons acting by, through, under or in concert with any of them.

“Severance Amount” has the meaning set forth in Exhibit A.

“Severance & Benefit End Date” has the meaning set forth in Exhibit A.

“Termination Date” has the meaning set forth in Exhibit A.

“Territory” means North America (inclusive of Mexico).

Exhibits A through D, which are attached hereto, are incorporated herein by reference.

1. General Release; Status Pending Termination Date

(a) Upon execution and delivery of this Agreement and on the Termination Date, Employee shall execute and deliver a Release in the form of Exhibit B, and no such Release shall have been revoked within the time periods set forth therein, as a condition to the receipt of any of the payments or other benefits set forth in Section 5 of this Agreement.

(b) Pending the Termination Date Employee (i) shall continue to receive the “Base Salary” as designated in the Offer Letter, (ii) shall remain an employee at will as provided by the Offer Letter, (iii) shall continue to report to work and perform the duties that may be assigned from time to time by the Company’s Chief Executive Officer, (iv) shall remain eligible for the items designated as “Benefits” in the Offer Letter, and (v) shall remain entitled to the change-in-control protections as provided for in the Offer Letter.

2. Forbearance of Litigation

It is further specifically acknowledged by Employee that neither Employee nor any person, organization or other entity acting on his behalf has or will file, charge, claim, sue or cause or permit to be filed any charge, claim or action for damages or other relief against the Company or any other Releasee (a) arising from Employee’s employment by the Company (or the termination thereof) and involving any matter occurring in the past up to the date of this Agreement or involving any continuing effects of actions or practices which arose prior to the date of this Agreement, or (b) involving or based upon any claims, demands, causes of action, obligations, damage or liabilities which are the subject of this Agreement. Employee further acknowledges that if any such charge, claim, suit, or cause of action has been filed Employee will immediately cause it to be withdrawn or dismissed with prejudice and without costs. The foregoing shall in no respect limit Employee’s rights in respect of the enforcement of this Agreement.

3. Return of Company Property

Employee acknowledges that during his employment with the Company, Employee obtained property of the Company’s and that Employee created and/or completed, on the Company’s behalf, documents and/or paperwork that belong to the Company. Employee agrees that, except as otherwise provided in Section 5 below and except as set forth in Exhibit D hereto, Employee will return to the Company as of the Termination Date any such property and paperwork, including but not limited to (i) all written notes taken over the last 18 months, (ii) all originals and copies of any documents that contain or refer to any information regarding the Company’s business, (iii) all Company equipment, materials and supplies, (iv) all Company records, and (v) all other documents that pertain in any way to the Company’s business, and any property being leased in the Company’s name and used by or otherwise in the possession of Employee. The Company agrees to retain any records so returned in accordance with the Company’s document-retention policies and applicable law.

4. No Admission of Liability

It is further understood and agreed by the parties that this settlement is a compromise of doubtful and disputed claims and that this agreement is not and is not to be construed as an admission of liability on the part of Employee, the Company, the other Releasees or any of them, by whom liability is expressly denied. The parties have entered into this Agreement for the sole purpose of avoiding the burden, expenses, delay and uncertainties of litigation.

5. Payments to Employee; Amendment of Options

In consideration for the release of claims and all other obligations undertaken herein by Employee, the Company agrees with Employee that as of the Termination Date (provided that the Release to be delivered on the date thereof has not been revoked):

(a) Company will pay to Employee the Initial Amount by check.

(b) During the period commencing as of the first day following the Termination Date and ending as of the Severance & Benefit End Date, and subject to Employee’s continuing compliance with the terms of this Agreement:

(i) Company will pay to Employee the Severance Amount in semi-monthly installments consistent with the Company’s regular payroll schedule and practices until said amount is paid in full. Said payments shall not be affected by Employee’s commencement of employment or consultancy with a new employer.

(ii) Company will continue to pay the premiums of, and permit Employee to participate in, the medical, dental and life insurance plans as offered by the Company from time to time to its employees for a period of one year following the Termination Date, provided that said payments and participation shall cease on the 60th day following Employee’s commencement of full-time employment with a new employer, and further provided, that Employee shall be required to contribute toward premiums (via Company’s withholding from payments of the Severance Amount) and make co-payments to the same extent that active employees are required to contribute or pay. Commencing as of the expiration of the benefit provided by this subsection, Employee shall have rights afforded under COBRA.

(c) Company shall be deemed to transfer title to Employee to the laptop computer currently in his possession for no further consideration, provided that on or before the Termination Date Employee shall deliver the computer to the Company’s information-technologies personnel for removal of all Company data.

(d) Effective as of the Termination Date, each of the Options is hereby amended as follows:

(i) Provisions in the applicable option agreement that would require Employee to exercise the Option within one year of the date of termination of employment shall be deemed to be amended to allow exercise within twenty-four (24) months of the Termination Date.

(ii) All Unvested Options shall continue to vest during the extended exercise-period set forth above (but not thereafter) as though no termination of employment had occurred, according to the applicable terms of the Options. In no event shall the number of Unvested Options that continue to vest exceed the number set forth in Exhibit A under the tabular column entitled “Unvested Options Subject to Incremental Vesting”.

(iii) If Options are exercised by Employee, they shall be exercised only on a net-share basis in accordance with the procedures set forth in Exhibit C.

(iv) Employee’s rights as amended by this subsection (d) shall inure to the benefit of Employee’s legal representative in the event of Employee’s death or legal incapacity (but in no event shall the legal representative or any other party have any greater rights than those extended to Employee as provided herein).

(v) Employee acknowledges and agrees that, as a result of these changes, certain of the Options will no longer qualify as “incentive stock options” within the meaning of the applicable provisions of the Internal Revenue Code and rules and regulations promulgated thereunder. Employee agrees to comply with applicable provisions of the Options relating to notice to the Company of exercise upon any exercise of such options regardless of whether the disposition of the shares of Common Stock acquired upon such exercise occurs within the time periods set forth therein.

(vi) Employee acknowledges and agrees that the Options shall terminate immediately upon any material breach by him of this Agreement, provided that the occurrence of a material breach shall be determined by arbitration in accordance with the terms of Paragraph 6(b). Until said determination is made, the Company agrees to deposit any funds due to the Employee pursuant to the terms of this Agreement in escrow with the arbitrator. Further, pending said determination Employee will be allowed to exercise Options in accordance with Exhibit C provided that any shares realized from the transaction shall be placed in escrow with the arbitrator, net of shares required to fulfill any withholding-tax obligation arising from such an exercise.

(e) The Initial Amount is for anticipated expenses associated with, and in full and complete satisfaction of any obligation of the Company for, all costs incurred by Employee related to Employee’s employment with and exit from the Company. Said expenses include (without limitation) legal fees, costs of travel, job-search assistance, professional fees, association dues, and phone- and other connection-charges.

(f) All payments to be made to Employee hereunder, including the issuance of shares upon exercise of the Options, shall be made net of all taxes required by law to be withheld by the Company.

6. Choice of Law; Disputes

(a) This document is deemed to have been delivered within the State of New York, and the rights and obligations of the parties hereto shall be construed and enforced in accordance with, and governed by, the laws of the State of New York without regard to conflict of law rules.

(b) Any dispute arising hereunder shall be resolved by binding arbitration in White Plains, New York, under the auspices of American Arbitration Association.

7. Partial Invalidity

Should any provision of this Agreement be declared or be determined by any court to be invalid, illegal, or unenforceable, the validity of the remaining parts, terms and provisions shall not be in any way affected or impaired thereby, and said invalid, illegal or unenforceable part, term or provision shall be modified so that the unenforceable term or section is enforceable to the greatest extent possible and if that is not possible, shall be deemed not to be part of this Agreement.

8. Employee represents and warrants that Employee has been advised by the Company, and is hereby advised, that:

a. Various State and Federal laws prohibit employment discrimination on the basis of age, sex, race, color, national origin, religion, disability or veteran status.

b. If Employee believes that his decision to enter into this Agreement was coerced or discriminatory, then Employee should not enter into this Agreement.

c. Employee has been given a reasonable opportunity to consider this Agreement before executing it.

d. Employee was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of his choice prior to executing this Agreement.

e. Employee has twenty-one (21) days from the date of receipt of this agreement within which to consider it.

f. Employee may, within seven (7) days following the date Employee executes this Agreement and returns it to the Company’s President and Chief Executive Officer, cancel and terminate this Agreement by giving written notice of his intent to terminate to the Company’s President and Chief Executive Officer, and this Agreement shall not become effective or enforceable until the seven-day period has expired.

9. Knowing and Voluntary Release

Employee represents and certifies that Employee has carefully read and fully understands all of the provisions and effects of this Agreement, that Employee has been advised by counsel of his own choice, that Employee is knowingly and voluntarily entering into this Agreement with the intention of being bound hereby and that neither the Company, any other Releasee nor their agents, representatives or attorneys, have made any representations concerning the terms or effects of this Agreement other than those contained herein.

10. Covenants

(a) Employee acknowledges that his relationship with the Company was one of high trust and confidence and that in the course of his service to the Company Employee has had access to and contact with Proprietary Information. Employee covenants and agrees that Employee will not at any time disclose to others, or use for Employee’s benefit or the benefit of others, any Proprietary Information. Employee’s obligations under this Section shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by Employee of the terms of this Section, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, (iii) is approved for release by written authorization of the board of directors of the Company, (iv) is required to be disclosed by court order or other legal obligation, or (v) is disclosed to Employee’s legal counsel.

(b) Employee covenants and agrees to keep all communications with the Company regarding the terms of this Agreement and any and all events, allegations, actions and circumstances relating to his separation from the Company in strictest confidence, provided, however, that the foregoing shall not prohibit Employee from informing any subsequent employer of post-employment restrictions under this Agreement or from disclosing the terms hereof to his spouse, attorneys, tax or financial advisors and/or accountants as may be reasonably required, or from disclosing the terms hereof as may be required by subpoena or other legal obligation. Notwithstanding the foregoing, the parties acknowledge and agree that the Company is obligated to make this Agreement public by means of a Current Report on Form 8-K to be filed with the United States Securities and Exchange Commission (the “SEC”) and to file this Agreement as an exhibit to such report or to other periodic reports filed with the SEC.

(c) Employee covenants and agrees that during the period commencing on the Termination Date and ending as of the Severance & Benefit End Date Employee shall not, without the Company’s written consent, (i) establish, acquire more than 10% of, take employment with, or take a consultancy with a Competing Business, or (ii) solicit then-active employees of the Company or its subsidiaries to exit the Company or one of its subsidiaries and take employment or a consultancy with a Competing Business. This provision shall not be construed to prohibit a then-active employee from independently responding to general advertisements or postings at or on behalf of the Competing Business. Employee acknowledges and agrees that the time, scope, geographic limitations, and other terms of this subsection are reasonable under the circumstances contemplated by this Agreement. If a court of competent jurisdiction determines that any of the terms contained in this subsection are unenforceable, they shall be construed to apply only to the extent that they are enforceable, all as determined by such a court.

(d) Employee covenants and agrees to cooperate with the Company through the Severance & Benefit End Date by making himself available (i) to testify on the Company’s behalf in any legal proceeding and to assist the Company by providing information and meeting with the Company’s counsel as reasonably requested and (2) to assist the Company and its personnel with matters relating to the Company’s financial and accounting functions, so long as neither of the foregoing materially interferes with his then-current employment, consulting, job search, or vacation-commitments. The Company agrees to reimburse Employee for all expenses approved in writing in advance that are incurred in connection with such testimony or other assistance. Employee agrees to make himself reasonably available to provide testimony or other assistance after the Severance & Benefit End Date (subject to constraints of then-current employment, consultancy, job-search, or vacation-commitments), and the Company agrees to reimburse Employee at the hourly rate of $175 per hour for such testimony or assistance.

11. Complete Agreement/Counterparts and Facsimile Signatures

Employee agrees that this Agreement contains the entire agreement for the settlement of all of Employee’s claims against the Company and/or any other Releasee, and except as specifically provided herein in respect of the Offer Letter supersedes all prior agreements relating to the subject-matter hereof. This Agreement may be signed in counterparts and by facsimile signatures.

Notices

Any notice or other communication that is required or that may be given hereunder shall be in writing and shall be delivered personally, sent by overnight courier, or sent by certified, registered or express mail, postage prepaid, and shall be deemed to be given when so delivered personally or if sent by overnight courier, or, if mailed, two days after the date of mailing, as follows:

To the Company:

Environmental Power Corporation

One Cate Street, 4th Floor

Portsmouth, NH 03801

Att’n: General Counsel

To Employee:

John O’Neill

61 Melrose Street

Melrose, MA 02176

Assignment

This Agreement shall not be assigned by Employee but it shall inure to the benefit of Employee’s executors, administrators, heirs, distributes, devisees and legatees.

References

The Company agrees that all requests for references from prospective employers of Employee or recruiters acting on their behalf shall be directed to either of the Chief Executive Officers of the Company to whom Employee reported (Mr. Kam Tejwani and Mr. Richard Kessel).

IN WITNESS WHEREOF, the said Employee, having read the foregoing Agreement carefully, and knowing and understanding its contents and effects, signs and seals the same as his own free act and deed.

PLEASE READ THIS AGREEMENT CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

THE COMPANY:

ENVIRONMENTAL POWER CORPORATION

By:	/s/ Richard E. Kessel
Richard E. Kessel
President and Chief Executive Officer

EMPLOYEE:

/s/ John O’Neill
John O’Neill

EXHIBIT A

Certain Severance Terms – John O’Neill

Termination Date: July 31, 2007, subject to acceleration by either party on written notice of not less than thirty days.

Initial Amount: 5% of Severance Amount

Severance Amount: $200,000

Severance & Benefit End Date: One year following Termination Date

Options: The Employee is the holder of the following options to purchase Common Stock of the Company:

Date of Option Agreement	Plan under Which Issued	Number of Shares Subject to Option	Exercise Price	Vested Options(1)	Unvested Options(1)	Unvested Options Subject to Incremental Vesting
7/1/05	2005	150,000	$5.48	100,000	50,000	50,000	(2)

(1)	Reflects status of options prior to 7/1/07. As of 7/1/07 all Options will have vested.
(2)	Vest as of 7/1/07

Other: A final expense-report for expenses through the Termination Date shall have been submitted no later than the Termination Date. The Company may satisfy any loans, cash advances, or overpayments to Employee from proceeds otherwise due under this Agreement.

EXHIBIT B

Form of Release

IN CONSIDERATION of the payments set forth in Section 5 of that certain Release and Severance Agreement, dated [Date] (the “Severance Agreement”), between Environmental Power Corporation, a Delaware corporation (the “Company”) and the undersigned (the “Employee”), and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, Employee, for the valuable consideration set forth below, for himself and anyone who may claim through him, including, but not limited to, his personal representatives, heirs, and assigns, does hereby irrevocably and unconditionally release and forever discharge Releasees of and from any and all claims, assertion of claims, expenses, debts, demands, actions, causes of action, suits, liabilities, and/or expenses (including attorneys' fees) of any nature whatsoever, whether or not now known, suspected or claimed, which they ever had, now have, or hereafter acquire, both at law and in equity, arising out of any fact or matter in any way related or connected with Employee’s employment with the Company and/or the termination thereof, including without limiting the generality of the foregoing, claims by Employee which are unknown at the present time, and including, without limitation of the foregoing, any and all claims arising out of or related to Employee’s employment with the Company, the termination of his employment with the Company, or any alleged violation by the Company or each of them of any federal, state or local statutes, ordinances or common laws, including, but not limited to:

Claims asserted directly or indirectly, impliedly or inferentially in communications between Employee and the Company and/or that may or could have been asserted therein;

Claims based on any federal or state statute (including, but not limited to, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act and/or any law of the State of New Hampshire); and

Any claim for attorneys’ fees, cost of prosecution and the like.

IT IS FURTHER specifically acknowledged by Employee that neither Employee nor any person, organization or other entity acting on his behalf has or will file, charge, claim, sue or cause or permit to be filed any charge, claim or action for damages or other relief against the Company or any other Releasee (a) arising from Employee’s employment by the Company (or the termination thereof) and involving any matter occurring in the past up to the date of this Release or involving any continuing effects of actions or practices which arose prior to the date of this Agreement or (b) involving or based upon any claims, demands, causes of action, obligations, damage or liabilities which are the subject of this Release. Employee further acknowledges that if any such charge, claim, suit, or cause of action has been filed the Employee will immediately cause it to be withdrawn or dismissed with prejudice and without costs.

EMPLOYEE REPRESENTS AND WARRANTS that Employee has been advised by the Company, and is hereby advised, that:

a. Various State and Federal laws prohibit employment discrimination on the basis of age, sex, race, color, national origin, religion, disability or veteran status.

b. If Employee believes that his decision to enter into this Release was coerced or discriminatory, then Employee should not enter into this Release.

c. Employee has been given a reasonable opportunity to consider this Release before executing it.

d. Employee was advised and hereby is advised in writing to consider the terms of this Release and consult with an attorney of his choice prior to executing this Release.

e. Employee has twenty-one (21) days from the date of receipt of this Release within which to consider it.

f. Employee may, within seven (7) days following the date Employee executes this Release and returns it to the Company’s President and Chief Executive Officer, cancel and terminate this Release by giving written notice of his intent to terminate to the Company’s President and Chief Executive Officer, and this Release shall not become effective or enforceable until the seven-day period has expired.

EMPLOYEE FURTHER REPRESENTS AND CERTIFIES that Employee has carefully read and fully understands all of the provisions and effects of this Release, that Employee has been advised by counsel of his own choice, that Employee is knowingly and voluntarily entering into this Release with the intention of being bound hereby and that neither the Company, any other Releasee nor their agents, representatives or attorneys, have made any representations concerning the terms or effects of this Release other than those contained herein.

NOTHING HEREIN shall be construed to limit Employee’s rights in respect of the enforcement of the Severance Agreement.

CAPITALIZED TERMS used in this Release but not otherwise defined herein shall have the respective meanings ascribed to them in the Severance Agreement.

IN WITNESS WHEREOF, the Employee has executed this Release as of the      day of                 , 2007.

[Employee]

AGREED TO AND ACCEPTED:

ENVIRONMENTAL POWER CORPORATION

By:
[Name]
[Title]

EXHIBIT C

Net Exercise Provisions

In lieu of exercising an Option, Employee shall surrender the Option for cancellation and need not provide cash or any other consideration to the Company, whereupon the number of Shares issued to the Employee shall be determined according to the following formula:

X = Y*(A-B) - C

A

Where: X = the number of Shares to be issued upon exercise;

Y = the number of Shares for which the Option is being exercised (which shall include both the number of Shares issued to the Employee and the number of Shares subject to the portion of the Option being cancelled in payment of the exercise price);

A = the Fair Market Value (as defined below) of one share of Common Stock;

B = the exercise price per Share then in effect; and

C = the number of Shares required to satisfy federal and state income-tax withholding obligations of the Company.

The “Fair Market Value” per share of Common Stock shall be the closing price of the Common Stock as reported on the American Stock Exchange (or such other national securities market on which the Common Stock is then traded) on the date of exercise.

If Employee does not surrender an Option within the period contemplated by the Agreement shall be deemed to be surrendered for cancellation and may be cancelled by the Company without further obligation to Employee.

EXHIBIT D

The following items do not need to be returned to the Company and may be retained by the Employee:

Documents pertaining to Employee’s employment with the Company (such as, for example, employment agreements, severance benefits, health benefits, insurance policies, release and severance agreements).

Notes and correspondence written by Employee that do not contain Proprietary Information.